Exhibit 99.1

AMENDMENT NO. 2
TO
COLDWATER CREEK INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amendment No. 2 to the Coldwater Creek Inc. Supplemental Executive Retirement Plan is effective as of August 28, 2006.

RECITALS

1.    Effective as of October 30, 2005, Coldwater Creek Inc., a Delaware corporation (the “Company”), adopted the Coldwater Creek Inc. Supplemental Executive Retirement Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

2.    The Plan provides that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall serve as the Plan Administrator, with full authority to approve certain amendments to the Plan from time to time.

3.    The Compensation Committee has approved an amendment to the Plan pursuant to Section 10.2 thereof and has authorized management to effect such amendment to the Plan as set forth below, effective as of August 28, 2006.

AMENDMENT

1.    Section 4.3 of the Plan “Early Retirement Benefit is hereby amended by adding the following sentence at the end of Section 4.3:

Notwithstanding the foregoing, Dennis Pence’s Early Retirement Benefit, when expressed as a single life annuity payable monthly, shall be equal to the Participant’s Basic Formula Amount without any reduction for early payment.

2.    Except as amended hereby the Plan remains in full force and effect according to its terms.

*              *              *              *              *

This Amendment No. 2 to the Coldwater Creek Inc. Supplemental Executive Retirement Plan has been duly adopted and approved effective as of August 28, 2006.

By:	/s/ Melvin Dick
Melvin Dick
Executive Vice President and Chief Financial Officer